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                                                                EXHIBIT 11


                   US FACILITIES CORPORATION AND SUBSIDIARIES

                        Computation of Earnings Per Share

         The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each quarter ended June 30 as follows:

                                  (000 Omitted)
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                                           Quarter Ended     Six Months Ended
                                              June 30           June 30
                                           -------------     -------------
                                           1996     1995     1996     1995
                                           ----     ----     ----     ----

Net Income                                $3,585   $3,849   $7,393   $6,771
                                           ======  ======   ======   ======


Weighted average shares outstanding
 during the period                         5,851    5,571    5,837    5,506

Common stock equivalent shares               121      203      134      169
                                          ------   ------   ------   ------

Common and common stock  equivalent
shares  outstanding for purposes of
calculating income per share               5,972    5,774    5,971    5,675

Incremental shares to reflect
full dilution                               --         51     --         85
                                          ------   ------   ------   ------

Total shares for purpose of calculating
fully diluted income per share             5,972    5,825    5,971    5,760
                                          ======   ======   ======   ======

Net income per common and common
equivalent share                          $ 0.60   $ 0.67   $ 1.24   $ 1.19
                                          ======   ======   ======   ======
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